Exhibit 21
LIST OF SUBSIDIARIES
Name of 100% Owned Subsidiaries and Jurisdiction in Which Organized

1.	FEI Technologies Inc. (Oregon)
2.	FEI Electron Optics International B.V. (Netherlands)
3.	FEI Deutschland GmbH (Germany)
4.	FEI Company Japan Ltd. (Japan)
5.	FEI Trading (Shanghai) Co. Ltd. (China)
6.	FEI Czech Republic s.r.o. (Czech Republic)
7.	FEI Hong Kong Company Ltd. (Hong Kong)
8.	FEI Company of U.S.A. (SE Asia) P.t.e. Ltd. (Singapore)
9.	FEI Italia S.r.l. (Italy)
10.	FEI Electron Optics B.V. (Netherlands)
11.	FEI France SAS (France)
12.	FEI Europe B.V. (Netherlands)
13.	FEI UK Ltd. (United Kingdom)
14.	FEI Munich (f/k/a TILL Photonics GmbH) (Germany)
15.	ASPEX Corporation (d/b/a FEI Delmont) (Pennsylvania)
16.	FEI Korea Ltd (South Korea)
17.	FEI CPD BV (Netherlands)
18.	Visualization Sciences Group Inc (d/b/a FEI Houston) (United States)
19.	FEI SAS (f/k/a VSG SAS) (France)
20.	FEI Global Holdings C.V. (Netherlands)
21.	FEI Technology de Mexico S.A. de C.V. (Mexico)
22.	FEI Servicos de Nanotecnologia Ltda (Brazil)
23.	FEI Melbourne Pty Ltd. (f/k/a nano Technology Systems Pty Limited) (Australia)
24.	Lithicon AS (Norway) (1)
25.	Lithicon Norway AS (Norway) (1)
26.	Lithicon Australia Pty Ltd (Australia) (1)

(1) Acquired February 5, 2014